Exhibit 10.8

NightFood Holdings, Inc.

520 White Plains Road

Suite 500

Tarrytown, NY 10591

Re:	Finder’s Fee Agreement

Dear Sean Folkson:

As you know, NightFood Holdings, Inc. (the “Issuer”), has expressed an interest in obtaining private equity or debt capital for various purposes. This letter agreement (“Agreement”) sets forth the terms and conditions upon which J.H. Darbie & Co., Inc. (“Darbie”), will introduce the Issuer to third-party investors (each, an “Introduced Party”).

1.	Nature of Agreement and Services.

(a) Promptly upon execution of this Agreement by the Issuer, Darbie will use its best efforts to initiate an introduction between principals of the Introduced Party and the Issuer. The Issuer understands that Darbie is not guaranteeing that a Transaction (as defined herein) will be consummated, is not offering to purchase any securities of the Issuer, and is not obligated to provide any additional services beyond the scope of this Agreement.

(b) Issuer is not at the time of this Agreement a customer, affiliate, or representative of Darbie.

(c) Darbie is not providing any recommendation to the Issuer in connection with any possible Transaction.

(d) Darbie has not provided any investment banking, advisory, or analytic services to the Issuer, including underwriting or placement agent services, either as principal or agent, in connection with the offer or sale of any securities of the Issuer, and Issuer specifically acknowledges that Darbie will not provide any investment banking, advisory, or analytic services to the Issuer, including underwriting or placement agent services, either as principal or agent, in connection with the offer or sale of any securities of the Issuer under this Agreement.

(e) Darbie is not and will not be a party to any contract entered into between the Issuer and any Introduced Party.

(f) Darbie will not participate in any way in fulfilling any obligations to any Introduced Party undertaken by the Issuer, including services relating to the offer or sale of securities, such as: (i) performing any independent analysis of the offer or sale of securities; (ii) engaging in any due diligence activities; (iii) assisting in or providing financing for such purchases; (iv) providing any advice relating to the valuation of or the financial advisability of such an investment; (v) advising or providing information regarding the suitability of any investment for any person; or (vi) handling any funds or securities.

J.H. Darbie & Co.

48 Wall Street, Suite 1206 New York, NY 10005

Telephone: 212-269-7271 Fax: 212-269-7330

www.jhdarbie.com

J H DARBIE & CO., INC.

NightFood Holdings, Inc.

August 23, 2022

2.	Term.

(a) This Agreement will remain in effect for a period of 120 days from its date (the “Term”). Darbie will have the right to terminate this Agreement immediately upon written notice to the Issuer. The Issuer will not have the right to terminate this Agreement unless there has been a breach by Darbie of a material term of this Agreement, and the Issuer has provided Darbie with written notice of such breach; provided, however, Darbie will have the right to cure such breach within 10 days of the date of the notice sent by the Issuer. Notwithstanding termination of this Agreement, Darbie will be entitled to receive compensation under section 3 in the event the Issuer and an Introduced Party consummate a Transaction (as defined herein) at any time during the period commencing on the date hereof and ending 24 months from the later of the date of the termination of this Agreement or the last funding of a Transaction between the Issuer and the Introduced Party. Sections 2, 3, 6, 8, and 11 will survive termination of this Agreement.

(b) If: (i) during the 24 months following termination or expiration of this Agreement, any Introduced Party purchases equity or debt securities from the Issuer; or (ii) during the Term, an Introduced Party enters into an agreement to purchase securities from the Issuer, which is consummated at any time thereafter; each of the foregoing, a “Transaction,” the Issuer will pay Darbie, upon the receipt of the purchase price for the securities or the close of the Transaction, a Finder’s Fee in the amount that would otherwise have been payable to Darbie in accordance with this Agreement had such Transaction occurred during the Term.

3.	Finder’s Fee and Expenses.

(a) In consideration of the foregoing, upon consummation of the closing regarding a financing on behalf of the Issuer, directly or through a structured Transaction, Darbie will be entitled to receive a finder fee (“Finder’s Fee”) in cash equal to 5% of the gross proceeds of an equity/convertible debt transaction and/or cash equal to 5% of the gross proceeds of a non-convertible debt transaction received by the Issuer within three business days from the closing date. The Issuer and the Introduced Party will not be obligated to pay Darbie if the Issuer does not receive the Transaction Proceeds.

(b) Within three days of closing the Transaction a warrant in the form, appropriately completed to reflect the following terms. The Issuer also shall pay Darbie non-callable warrants of the Issuer issuable to Darbie, or its designee simultaneously with the closing of the Transaction equal to 5% warrant coverage of the amount raised. The warrants shall entitle the holder thereof to purchase securities of the Issuer at a purchase price equal to 120% of the Introduced Party’s exercise price of the Transaction or the public market closing price of the Issuer’s common stock on the date of the Transaction, whichever is lower (such price, the “Warrant Price”). The warrants shall be exercisable immediately after the date of issuance, shall have anti-dilutive price protection, participating registration rights, and shall expire 5 years after the date of issuance. If warrants are issued to investors in a Transaction, the Darbie warrants shall have the same terms as the warrants issued to investors in the applicable Transaction, except that such Darbie warrants shall have an exercise price equal to 120% of the Warrant Price.

(c) In the event that the Issuer proceeds with a non-financing transaction with one or more Introduced Parties, then prior to closing the Issuer and Darbie shall mutually agree upon compensation payable to Darbie which may include an ownership interest in the resulting licensed, joint venture and/or merged/acquiring entity. In the event the Issuer completes a non-financing transaction with an Introduced Party, without first agreeing with Darbie on the finder’s fee for the non-financing transaction, then Darbie shall be entitled to receive a cash fee equal to 6% of any licensing fees payable upon receipt by the licensor, a cash fee equal to 6% of the value of the Issuer related portion of the surviving entity resulting from any merger or acquisition payable upon closing of the transaction and, in the case of a joint venture, equal to 6% of Darbie’s ownership portion of the joint venture.

J H DARBIE & CO., INC.

NightFood Holdings, Inc.

August 23, 2022

(d) The Finder’s Fee will be paid in cash and will be payable whether or not the Transaction involves equity or debt securities, or a combination of equity and debt securities and cash or is made on the installment-sale basis. The Finder’s Fee will be deducted from the Transaction Proceeds by the Introduced Party, and the Introduced Party will remit the Finder’s Fee directly to Darbie on Issuer’s behalf. For purposes of this Agreement “Transaction Proceeds” will mean the fair market value of all cash and securities received by the Issuer from the Introduced Party, including a debt repayment or debt assumption, all determined in accordance with generally accepted accounting principles. Notwithstanding the foregoing, in the event that the Transaction Proceeds are received by the Issuer in installments, the compensation payable to Darbie hereunder will be due and payable upon receipt by the Issuer of each installment in the same manner described earlier in this section.

(e) Darbie will be solely liable for the payment of any taxes imposed or arising out of any Finder’s Fee received by it under this Agreement.

(f) Issuer agrees to not circumvent Darbie by entering into business relations with any Introduced Party without providing payment of the agreed upon Finder’s Fee as stated in this Agreement.

(g) Issuer and Darbie will each pay its own expenses arising out of or relating to this Agreement.

4. Preexisting Relationship. In the event Issuer, or the Issuer’s investment banker, Spencer Clarke, LLC, has prior evidentiary communication with an Introduced Party, the Issuer will notify Darbie of such a relationship and, upon written request, provide documentation of the Issuer’s prior communication with an Introduced Party. Communication will include phone or e-mail contact or written representations by both Issuer and an Introduced Party of a preexisting relationship. For purposes of this paragraph, email communication is deemed acceptable. Prior to presenting the investment opportunity to any Introduced Party, Darbie will first submit the name of a proposed Introduced Party to the Issuer for preapproval.

5. Confidential Information. Darbie will hold in confidence, for a period of two years from the date hereof, any confidential information that the Issuer may provide to it pursuant to this Agreement unless the Issuer gives Darbie permission in writing to disclose such confidential information to a specific third party. Notwithstanding the foregoing, Darbie will not be required to maintain confidentiality for information: (a) that is or becomes part of the public domain through no fault or action of Darbie; (b) of which it had independent knowledge prior to disclosure to it by the Issuer; (c) that comes into Darbie’s possession in the normal and routine course of its own business from and through independent, nonconfidential sources; or (d) that is required to be disclosed by Darbie by governmental or security regulatory requirements. If Darbie is requested or required (by oral questions, interrogatories, requests for information or document subpoenas, civil investigative demands, or similar process) to disclose any confidential information supplied to it by the Issuer, or the existence of other negotiations in the course of its dealings with the Issuer or its representatives, Darbie will, unless prohibited by law, promptly notify the Issuer of such a request so that the Issuer may seek an appropriate protective order.

6. Independent Contractor. Nothing in this Agreement will constitute a business combination, joint venture, partnership, or employment relationship between the Issuer and Darbie. Darbie acknowledges and agrees that it is merely and strictly acting as a finder, and not as an agent, employee, or representative of the Issuer, and has no authority to negotiate for or to bind the Issuer. This Agreement is not exclusive, and each party is free to enter into similar arrangements with third parties. Darbie agrees it will not make, publish, or distribute any advertisement or marketing material using the trademarks, logos, trade names or abbreviations thereof, or any other such identifying mark or name of the Issuer or its affiliates without the prior consent of the Issuer.

J H DARBIE & CO., INC.

NightFood Holdings, Inc.

August 23, 2022

7. Indemnification. The Issuer agrees to indemnify and hold harmless Darbie and its officers, directors, employees, agents, representatives, and controlling persons (and the officers, directors, employees, agents, representatives, and controlling persons of each of them),from and against any and all losses, claims, damages, liabilities, costs, and expenses (and all actions, suits, proceedings, or claims in respect thereof) and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise (including the cost of investigating, preparing, or defending any such action, suit, proceeding or claim, whether or not in connection with any action, suit, proceeding, or claim in which Darbie or the Issuer is a party), as and when incurred, directly or indirectly, caused by, relating to, based upon, or arising out of Darbie’s service pursuant to this Agreement, including any suit based upon the terms and conditions of a Transaction or information, representations, or warranties provided by the Issuer to a Transaction party by the Issuer. The Issuer further agrees that Darbie will incur no liability to the Issuer for any acts or omissions by Darbie arising out of or relating to this Agreement or Darbie’s performance or failure to perform any services under this Agreement, except for Darbie’s intentional or willful misconduct. Further, in no event will Darbie be liable to the Issuer or to any third party or Transaction party for an amount in excess of the cash compensation received pursuant to section 3 hereof. This section 8 will survive the termination of this Agreement. Notwithstanding the foregoing, no party otherwise entitled to indemnification will be entitled thereto to the extent such party has been determined to have acted in a manner that has been deemed as gross negligence or willful misconduct regarding the matter for which indemnification is sought herein.

8. Notices. Any notice, demand, request, or other communication permitted or required under this Agreement will be in writing and will be deemed to have been given as of the date so delivered, if personally delivered; as of the date so sent, if sent by electronic mail and receipt is acknowledged by the recipient; and one day after the date so sent, if delivered by overnight courier service; addressed as follows:

If to the Issuer:	NightFood Holdings, Inc.
520 White Plains Road
Suite 500
Tarrytown, NY 10591
Attn: Sean Folkson
Email: sean@nightfood.com

If to Darbie, to:	J. H. Darbie & Co., Inc.
48 Wall Street, Suite 1206
New York, NY 10005
Attn: Xavier Vicuna
Email: ib@jhdarbie.com

Notwithstanding the foregoing, service of legal process or other similar communications will not be given by electronic mail and will not be deemed duly given under this Agreement if delivered by such means. Each party, by notice duly given in accordance herewith, may specify a different address for the giving of any notice hereunder.

9. Successors and Assigns. No party will assign its rights, duties, and obligations under this Agreement without the written consent of the other party, which will not be unreasonably withheld, except as otherwise specifically contemplated in this Agreement. This Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their permitted successors and assigns.

10. Governing Law and Enforcement. This Agreement will be governed by and construed under and in accordance with the laws of the state of New York, without giving effect to any choice or conflict of law provision or rule (whether the state of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of New York. All matters involving the Issuer and Darbie, whether arising under this Agreement or otherwise will be heard and determined by mediation or arbitration.

J H DARBIE & CO., INC.

NightFood Holdings, Inc.

August 23, 2022

11. Entire Agreement. This Agreement incorporates and includes all prior negotiations, correspondence, conversations, agreements, or understandings applicable to the matters contained herein, and the parties agree that there are no commitments, agreements, or understandings concerning the subject matter of this Agreement that are not contained in this document. The parties acknowledge that, in deciding to enter into this Agreement, they have not relied upon any statements, promises, or representations, written or oral, express or implied, other than those set forth in this Agreement. Accordingly, it is agreed that no deviation from the terms hereof will be predicated upon any prior representations or agreements, whether oral or written. The parties acknowledge that they have negotiated this Agreement at arm’s-length with adequate representation on an equal basis, and the filing of a suit challenging the negotiated terms of this Agreement by either party will be deemed a default and this Agreement will be terminated as provided herein.

12. Amendment. Any amendment, modification, or waiver of the terms of this Agreement must be executed in writing by both parties.

13. Severability. The provisions of this Agreement are severable and should any provision hereof be void, invalidate any other provision of this Agreement, which will continue to govern the relative rights and duties of the parties as though the void, voidable, or unenforceable provision was not a part hereof. In addition, it is the intention and agreement of the parties that all the terms and conditions hereof be enforced to the fullest extent permitted by law.

14. Warranty of Authority. Each of the individuals signing this Agreement on behalf of a party hereto warrants and represents that such individual is duly authorized and empowered to enter in this Agreement and bind such party hereto.

15. Counterpart Signatures. This Agreement may be executed in any number of counterparts (and any counterpart may be executed by original, portable document format (pdf), or facsimile signature), each of which when executed and delivered will be deemed an original, but all of which will constitute one and the same instrument.

J H DARBIE & CO., INC.

NightFood Holdings, Inc.

August 23, 2022

If the foregoing is acceptable to you, please so indicate by signing in the space provided below and returning a signed copy of this Agreement to us for our records.

Sincerely,

J.H. DARBIE & CO., INC.

By:	/s/ Xavier Vicuna
Name:	Xavier Vicuna
Title:	Vice President

NIGHTFOOD HOLDINGS, INC.

By:	/s/ Sean Folkson
Title:	CEO

Agreed to and accepted this 25th day of August 2022.

J H DARBIE & CO., INC.

Financial Services                      MEMBER-FINRA–MSRB -SIPC

48 Wall Street, Suite 1206, New York, NY 10005

Telephone 212-269-7271 Facsimile 212-269-7330

www.jhdarbie.com

AMENDMENT #1

THIS AMENDMENT #1 to the Finder’s Fee Agreement (as defined below) (the “Amendment”) is entered into by and between NightFood Holdings, Inc., a Nevada corporation (the “Company”), and J.H Darbie & Co. Inc., a New York corporation (the “Finder”) (collectively the “Parties”).

BACKGROUND

A. The Company and Finder are the parties to that certain finder’s fee agreement dated August 22, 2022 (as amended from time to time, the “FFA”); and

B. The Parties desire to amend the FFA as set forth expressly below.

NOW THEREFORE, in consideration of the execution and delivery of the Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. The reference to “The warrants shall entitle the holder thereof to purchase securities of the Issuer at a purchase price equal to 120% of the Introduced Party’s exercise price of the Transaction or the public market closing price of the Issuer’s common stock on the date of the Transaction, whichever is lower (such price, the “Warrant Price”).” in Section 3(b) of the FFA shall be replaced with “The warrants shall entitle the holder thereof to purchase securities of the Issuer at a purchase price equal to 120% of the Introduced Party’s exercise price of the Transaction. (such price, the “Warrant Price”).”.

2. This Amendment shall be deemed part of but shall take precedence over and supersede any provisions to the contrary contained in the FFA. Except as specifically modified hereby, all the provisions of the FFA, which are not in conflict with the terms of this Amendment, shall remain in full force and effect.

[Signature page to follow]

J H DARBIE & CO., INC.

Financial Services                      MEMBER-FINRA–MSRB -SIPC

48 Wall Street, Suite 1206, New York, NY 10005

Telephone 212-269-7271 Facsimile 212-269-7330

www.jhdarbie.com

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

NIGHTFOOD HOLDINGS, INC.		J. H. DARBIE & CO., INC.

By:	/s/ Sean Folkson	By:	/s/ Xavier Vicuna
Name:	Sean Folkson	Name:	Xavier Vicuna
Title:	Chief Executive Officer	Title:	Vice President